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                                                                    EXHIBIT 23.1

                              Consent of KPMG LLP


The Board of Directors
CrossWorlds Software, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-39274 and 333-54826) of CrossWorlds Software, Inc. of our report dated January 24, 2001, relating to the consolidated balance sheets of CrossWorlds Software, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule which report appears in the December 31, 2000 annual report on Form 10-K of CrossWorlds Software, Inc.


                                        KPMG LLP


Mountain View, California
March 22, 2001